EXHIBIT 99.1

Press Release	[i2 Logo]

i2 Announces Third Quarter 2003 Results

DALLAS—October 21, 2003, i2 Technologies, Inc. (OTC: ITWO) today announced its results for the third quarter ended September 30, 2003. The Company reported earnings of $0.02 per share for the third quarter of 2003, as compared to breakeven results in the second quarter of 2003 and earnings of $0.07 per share in the third quarter of 2002.

“Across many of the key metrics we track, there are signs that the market for our products and services is beginning to strengthen,” said Sanjiv Sidhu, i2 chairman and CEO. “These signs indicate that the fourth quarter may be a turning point for i2.”

i2 reported total revenues of $117 million in the third quarter of 2003, compared to $122 million in the second quarter of 2003 and $374 million in the third quarter of 2002. Software license revenues totaled $14 million for the third quarter of 2003, compared to $17 million in the second quarter of 2003 and $21 million in the third quarter of 2002.

Total revenues for the third quarter also included $36 million in contract revenue consisting of $31 million in revenue deferred from earlier periods as a result of the Company’s recent restatement and $5 million in revenue attributable to development services projects.

Total costs and operating expenses for the third quarter of 2003 were $103 million, including approximately $4 million of expenses related to contract revenue which were deferred from prior periods as a result of the Company’s recent restatement. This compares to $119 million in total costs and operating expenses in the second quarter of 2003 and $331 million in the third quarter of 2002, which included an $89 million restructuring charge. Operating income for the third quarter of 2003 totaled $14 million.

The Company ended the quarter with $337 million in total cash and investments, a decrease of $18 million from the prior quarter.

Management will host a conference call with investors to discuss third quarter results at 4 p.m. Central today. The call is available via webcast at http://www.i2.com/investors.

About i2

A leading provider of end-to-end supply chain management solutions, i2 designs and delivers software that helps customers optimize and synchronize activities involved in successfully managing supply and demand. i2 has more than 1,000 customers worldwide—many of which are market leaders—including seven of the Fortune global top 10. Founded in 1988 with a commitment to customer success, i2 remains focused on delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding our prospects, customer interest in our products and the effectiveness of certain of our organizational improvements. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from these expectations. Factors that could cause actual results to differ could include: the effects of competition; lack of improvement in the pace of IT spending; general economic conditions; and the failure of our customers to successfully implement our solutions or to achieve benefits attributable to our products. For a discussion of factors which could cause actual results to differ materially from those projected in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Annual Report on Form 10-K filed July 21, 2003 and the Quarterly Reports on Form 10-Q filed on August 12, 2003 and August 14, 2003. i2 assumes no obligation to update the forward-looking information contained in this news release.

For further information, please contact:

Melanie Ofenloch

i2 Corporate Communications

469-357-3027

melanie_ofenloch@i2.com

Barry Sievert

i2 Investor Relations

469-357-1000

investor@i2.com

I2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Software licenses	$14,199	$21,451	$50,619	$66,822
Contract	36,184	286,694	132,591	453,454
Services	31,820	33,059	109,998	110,081
Maintenance	35,116	33,263	104,054	109,130

Total revenues	117,319	374,467	397,262	739,487

Costs and expenses:
Cost of revenues:
Software licenses	(693)	(516)	2,160	1,189
Contract	9,775	65,271	28,638	133,191
Amortization of acquired technology	145	2,970	435	15,012
Services and maintenance	34,882	31,011	114,094	99,000
Sales and marketing	20,915	40,769	68,042	166,983
Research and development	20,318	45,680	62,676	149,749
General and administrative	12,708	16,256	50,703	54,765
Amortization of intangibles	39	3,569	501	10,801
Impairment of intangibles	—	37,660	—	37,660
Restructuring charges and adjustments	5,202	88,774	5,578	88,843

Total costs and expenses	103,291	331,444	332,827	757,193

Operating income (loss)	14,028	43,023	64,435	(17,706)
Other income (expense), net:
Interest income	920	2,919	4,055	11,710
Interest expense	(4,715)	(5,812)	(15,955)	(17,389)
Realized gains (losses) on investments, net	(1)	(2,485)	(1)	1,777
Foreign currency hedge and transaction gains (losses), net	180	(901)	(413)	(2,512)
Gain on early repayment of debt obligation	—	—	3,435	—
Other	(510)	(553)	(1,772)	(1,423)

Total other income (expense), net	(4,126)	(6,832)	(10,651)	(7,837)

Income (loss) before income taxes	9,902	36,191	53,784	(25,543)
Income tax expense (benefit)	2,765	2,125	4,301	889,209

Net income (loss)	$7,137	$34,066	$49,483	$(914,752)

Net income (loss) per common share:
Basic	$0.02	$0.08	$0.11	$(2.14)

Diluted	$0.02	$0.07	$0.11	$(2.14)

Weighted-average common shares outstanding:
Basic	433,428	431,141	433,062	427,740
Diluted	436,417	470,622	451,739	427,740

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$320,456	$402,177
Restricted cash	11,535	12,052
Short-term investments, at fair value	5,000	10,000
Accounts receivable, net of allowance for doubtful accounts of $3,349 and $10,368	36,424	45,764
Deferred contract costs	7,930	14,332
Other current assets	21,280	32,721

Total current assets	402,625	517,046

Long-term investments, at fair value	6	33,016
Premises and equipment, net	32,512	59,814
Intangible assets, net	5,194	7,223
Goodwill	16,566	15,854
Other assets	19	270

Total assets	$456,922	$633,223

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$21,444	$24,176
Accrued liabilities	76,379	137,931
Accrued compensation and related expenses	28,209	40,663
Deferred tax liabilities	—	2,246
Current portion of long-term debt	—	60,930
Deferred revenue	223,996	319,292

Total current liabilities	350,028	585,238

Non-current deferred tax liabilities	36	10
Long-term debt	356,800	350,000

Total liabilities	706,864	935,248

Commitments and contingencies

Stockholders’ equity deficit:
Preferred stock, $0.001 par value, 5,000 shares authorized, none issued	—	—
Series A junior participating preferred stock, $0.001 par value, 2,000 shares authorized, none issued	—	—
Common stock, $0.00025 par value, 2,000,000 shares authorized, 434,007 and 432,853 shares issued and outstanding	108	108
Additional paid-in capital	10,378,426	10,378,747
Deferred compensation	(2,165)	(3,563)
Accumulated other comprehensive income (loss)	(1,078)	(2,601)
Accumulated deficit	(10,625,233)	(10,674,716)

Net stockholders’ deficit	(249,942)	(302,025)

Total liabilities and stockholders' deficit	$456,922	$633,223